Exhibit 5.1

McCarter & English, LLP Four Gateway Center 100 Mulberry Street Newark, NJ 07102-4056 www.mccarter.com

October 6, 2021

Delcath Systems, Inc.

1633 Broadway, Suite 22C

New York, NY 10019

Re:	Delcath Systems, Inc. Shelf Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Delcath Systems, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the “Act”). The Registration Statement relates to the offer and sale by the selling stockholders identified therein (the “Selling Stockholders”) of up to 638,199 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), consisting of (a) up to 237,614 shares of Common Stock that may be issued to Selling Stockholders upon the conversion of an aggregate of up to 2,376.14 shares of the Company’s Series E Convertible Preferred Stock, par value $0.01 per share (the “Series E Preferred Stock”), at a conversion price of $1,198 per share, following an election by such Selling Stockholders to convert the principal amount of, and all interest accruing under, 8% senior secured promissory notes issued by the Company to such Selling Stockholders (the principal of which is $2 million, and the accrued interest on which as of the date hereof is $344,556) into shares of Series E Preferred Stock, (b) up to an aggregate of 378,172 shares of Common Stock that may be issued to a Selling Stockholder, consisting of (i) 250,417 shares of Common Stock that may be issued to such Selling Stockholder upon the conversion of up to $3 million principal amount of a loan made to the Company by such Selling Stockholder (the “Loan”) and (ii) 127,755 shares of Common Stock that may be issued to such Selling Stockholder upon the exercise of a warrant for 127,755 shares of the Company’s Common Stock issued to such Selling Stockholder in connection with the Loan at an exercise price of $0.01 per share (the “Warrant”), and (c) 22,413 shares of Common Stock held by Selling Stockholders (collectively, the “Offering Shares”), which Offering Shares may be sold from time to time pursuant to Rule 415 under the Act. This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with this opinion letter, we have examined the following: (i) the Registration Statement, including the exhibits thereto, (ii) the Amended and Restated Certificate of Incorporation of the Company, as amended, as certified by the Secretary of the State of Delaware and as certified by the Secretary of the Company (the “Certificate of Incorporation”), (iii) the Amended and Restated Bylaws of the Company as currently in effect and as certified by the Secretary of the Company, (iv) a copy of certain resolutions of the Board of Directors of the Company, adopted on August 5, 2021, relating to the registration of the Securities, as certified by the Secretary of the Company and (v) such other documents, records and other instruments as we have deemed appropriate for purposes of the opinions set forth herein.

In such examination, we have assumed (i) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective; (ii) the Offering Shares will be offered and sold in compliance with applicable federal and state

October 6, 2021

securities laws and in the manner specified in the Registration Statement and any applicable prospectus supplement to the Prospectus; (iii) the genuineness of all signatures; (iv) the legal capacity of all natural persons; (v) the authenticity of all documents submitted to us as originals; and (vi) the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that (i) the 22,413 Offering Shares currently outstanding are duly authorized, validly issued, fully paid and non-assessable, and (ii) the remaining Offering Shares, when issued in accordance with the terms of the Certificate of Incorporation and upon conversion of the Series E Preferred Stock and the convertible portion of the Loan and the exercise of the Warrant in accordance with its terms, will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to us under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Our opinion is limited to the Delaware General Corporation Law. We express no opinion as to the effect of the law of any other jurisdiction. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Offering Shares or the Registration Statement. No opinion is expressed herein with respect to the qualification of the Offering Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

Very truly yours,

/s/ McCarter & English, LLP

McCarter & English, LLP